Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS FOURTH QUARTER

AND FULL YEAR 2005 RESULTS

ATLANTA, March 8, 2006 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), today reported the Company’s consolidated results of operations for the three months and years ended December 31, 2004 and 2005.

Financial Highlights

•	Estimated REIT taxable income of $17.6 million, or $0.31 per share, for the three months ended December 31, 2005;

•	GAAP consolidated net income of $348,000, or $0.01 per share, for the three months ended December 31, 2005;

•	REIT portfolio assets of mortgage loans held for investment (net) and securities held to maturity and available for sale of $5.6 billion at December 31, 2005, a 10% increase over the balance at September 30, 2005;

•	Mortgage origination volume of $1.5 billion for the three months ended December 31, 2005, an increase of 12% over the same period in 2004;

•	New loan application volume of $1.5 billion for the three months ended December 31, 2005.

Patrick S. Flood, HomeBanc Chairman and CEO, said, “We are very satisfied with our fourth quarter results as they reflect a continuation of consistent performance in three critical areas of operation: loan originations, portfolio management and credit management. These results are particularly pleasing in light of difficult market conditions.”

Comparison of the Three Months Ended December 31, 2005 and 2004

•	Total consolidated revenues increased $23.7 million, or 187%, to $36.4 million for the fourth quarter of 2005 compared to $12.7 million for the same quarter of 2004, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment and securities held;

•	Net interest income after provision for loan losses of $22.9 million for the three months ended December 31, 2005, an increase of $14.8 million, from $8.1 million for the same period of 2004;

•	Net gain on sale of mortgage loans was $7.8 million during the period and realized gain on interest rate swaps not designated in hedging relationships was $3.0 million. The total represented gain of $10.8 million, or 139 basis points (“bps”), compared to $4.5 million, or 118 bps, on loan sales for the same period of 2004;

•	Total expenses for the quarter as a percentage of average assets decreased to .67% for 2005 from 1.08% for 2004; and

•	Total consolidated GAAP net income of $348,000 for the quarter ended December 31, 2005, compared to a net loss of $12.1 million for the same period of 2004.

Comparison of the Years Ended December 31, 2005 and 2004

•	Total consolidated revenues increased $59.4 million, or 103%, to $116.9 million for the year ended December 31, 2005 compared to $57.5 million for 2004, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment;

•	Net gain on sale of mortgage loans was $38.3 million and realized gain on interest rate swaps not designated in hedging relationships was $4.9 million. The total represented gain of $43.2 million, or 160 bps, compared to $38.3 million, or 147 bps, on loan sales for the same period of 2004;

•	Total expenses for the year as a percentage of average assets decreased to 2.85% for 2005 from 7.11% for 2004; and

•	Total consolidated GAAP net loss for the year ended December 31, 2005 decreased 76%, to $11.6 million, compared to $48.3 million for 2004.

The Company’s estimated REIT taxable income for the three months and year ended December 31, 2005 was $17.6 million and $56.0 million, respectively. REIT taxable income, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that REIT taxable income is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is consolidated GAAP earnings. REIT taxable income should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The Company uses estimated REIT taxable income as a basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between GAAP earnings and REIT taxable income in the periods are intercompany gains on sale of loans from taxable REIT subsidiaries to HomeBanc that are excluded under GAAP in the Company’s consolidated financial statements, and the creation of mortgage servicing rights, which give rise to income under SFAS No. 140 but are excluded from income for income tax purposes.

The following is the reconciliation of GAAP losses to estimated REIT taxable income for the three months and year ended December 31, 2005:

($ in thousands)	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Consolidated GAAP income(loss) (after-tax)	$348	($11,635)
Income tax benefit	(4,140)	(11,863)
Book/tax differences (2)	(18,321)	11,509
Taxable REIT subsidiaries taxable loss	39,684	68,011

Estimated REIT taxable income (1)	$17,571	$56,022

(1)	We define estimated REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. A REIT is required to distribute 90% of its REIT taxable income, which, in general, includes all dividends received from our taxable REIT subsidiary (TRS) (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by our TRS), plus 90% of net after-tax income from foreclosure property.

(2)	Consists of various transactions and balances that are treated differently for GAAP and income tax purposes, including both permanent and temporary differences. Common differences include intercompany gains or losses on sale of loans from our taxable REIT subsidiary to HomeBanc Corp., which are excluded from income under Statement of Financial Accounting Standards (“SFAS”) No. 65, as amended, but are included in income for income tax purposes; the amortization of these intercompany gains or losses; and the creation of mortgage servicing rights, which give rise to income under SFAS No. 140 but are excluded from income for income tax purposes.

Revenues

Net interest income after provision for loan losses was $22.9 million for the three months ended December 31, 2005, an increase of $14.8 million, from $8.1 million for the same period of 2004. This increase is primarily due to the growth of the REIT investment portfolio and stable net interest margin. The Company’s portfolio of loans held for investment increased 86% to $5.4 billion at December 31, 2005 from $2.9 billion at December 31, 2004. In addition, $2.5 million of revenues was recognized on derivative financial instruments arising from the ineffective portion of hedges that no longer qualify as hedges under SFAS No. 133. These derivatives are used to mitigate interest rate risk associated with collateralized debt obligations. This gain was recognized in net interest income.

The Company’s net gain on sale of mortgage loans for the three months ended December 31, 2005 and December 31, 2004 was $7.8 million and $4.5 million, respectively. During the three months ended December 31, 2005, the Company also recognized gains of $3.0 million recorded in other revenue from derivative financial instruments not designated in hedging relationships but used to economically protect the value of loans held by the Company.

Origination Volume

The Mortgage Bankers Association Mortgage Finance Forecast dated February 7, 2006 (the “MBA Forecast”) estimates that total mortgage originations were unchanged for the full year 2005 versus 2004. In contrast, HomeBanc reports that its mortgage originations increased approximately 15% in 2005 over 2004. The Company’s total mortgage origination volume for the three months ended December 31, 2005 increased 12% compared to the same period of 2004, which we believe compares favorably to industry expectations. The Company’s purchase money mortgage volume closed during the three months ended December 31, 2005 and for the year ended December 31, 2005 accounted for 73% and 74%, respectively, of its total loan volume compared to the estimated industry average of 55% and 56%, respectively.

Loans Held for Investment

Loans held for investment of $5.4 billion at December 31, 2005, together with mortgage backed securities (“MBS”), held for investment and available for sale of $180 million, were 10% greater than $5.1 billion at September 30, 2005 when the Company held no MBS. The net interest margin was 1.56% for the three months ended December 31, 2005. Duration gap for the portfolio as measured by the net interest reset period was estimated to be a negative 3 months at December 31, 2005. During the quarter, $710 million of loans were transferred to the REIT portfolio and $378 million of loans were repaid, representing an annualized prepayment rate of 25%. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred from the TRS to the REIT.

Kevin D. Race, HomeBanc President, Chief Operating Officer and Chief Financial Officer stated, “We continue to be pleased with the performance of our investment portfolio and the stability of our net interest margin. We believe our performance validates our decision to focus on building our REIT investment portfolio of self-originated assets and conservatively managing our interest rate risk as the focus of our first full year under our new REIT capital structure.”

The following table depicts the stability of the Company’s net interest margin for the three months and year ended December 31, 2005:

$ in thousands	Average Balance	Revenue/ (Expense)	Estimated Annualized Rate/Yield
Three months ended Dec. 31, 2005
Mortgage loans and MBS	$5,606,526	$80,677	5.71%
Borrowings to finance mortgage loans and MBS	5,494,242	(61,522)	(4.44)
Impact of derivative financial instruments		2,852	0.21

Net interest margin		$22,007	1.56%

Year ended Dec. 31, 2005
Mortgage loans and MBS	$4,630,304	$248,908	5.38%
Borrowings to finance mortgage loans and MBS	4,446,517	(179,221)	(4.03)
Impact of derivative financial instruments		(998)	(0.02)

Net interest margin		$68,689	1.48%

Loan Servicing

The Company serviced $6.2 billion of unpaid principal balance of loans, excluding loans held for sale, related to 31,942 mortgage loans at December 31, 2005, of which 27,741 loans were held by the Company and 4,201 loans were serviced for third party investors. The loan servicing portfolio carried a weighted average servicing fee of 0.305% at December 31, 2005. The mortgage loans held by the Company on a unit basis had a 90-day or greater delinquency rate of 0.14% at December 31, 2005.

Operating Highlights

($ in millions) Loan Originations:	Three Months Ended Dec. 31, 2005	Three Months Ended Dec. 31, 2004	% Change
Total Originations	$1,454	$1,303	12%
Purchase	$1,066	$1,032	3%
Refinance	$ 388	$ 272	43%
ARM	$1,000	$1,015	(1)%
Fixed	$ 454	$ 289	57%
Loans sold to third parties	$ 775	$ 381	103%
Loan applications	$1,471	$1,454	1%
Total strategic marketing alliances (SMA) – at period-end	229	197	16%
Realtors	116	85	36%
Builders	113	112	1%
Total SMA locations – at period-end	270	250	8%
Realtors	157	138	14%
Builders	113	112	1%

($ in millions) Loans Held for Investment:	As of and for the Dec. 31, 2005	Quarters Ended Sept. 30, 2005
Loans held for investment (LHFI), net	$5,449	$5,118
Securities available for sale	111	—
Securities held to maturity	68	—

Total Portfolio	$5,628	$5,118

Portfolio composition (LHFI)
1-month interest-only ARMs	6.3%	8.1%
6-month interest-only ARMs	14.8%	18.9%
3-year fixed interest-only ARM	11.3%	11.6%
5-year fixed interest-only ARM	47.5%	45.6%
7-year fixed interest-only ARM	14.2%	10.0%
All other mortgage loans	5.7%	5.8%

Total	100.0%	100.0%

Average FICO score – total portfolio	730	723
Average 1st mortgage loan to value (LTV)	79.9%	79.5%
Average 1st mortgage FICO score	730	723
Average 2nd mortgage LTV	93.1%	92.6%
Average 2nd mortgage FICO score	731	726
Geographic concentration (total portfolio):
Florida	53%	52%
Georgia	41%	42%
North Carolina	5%	5%
Other	1%	1%

($ in millions) Loan Servicing:	As of and for the Dec. 31, 2005	Quarters Ended Sept. 30, 2005	% Change
Total servicing portfolio	$6,241	$5,899	6%
Loans serviced for third parties	$1,010	$781	29%
Loans serviced for REIT	$5,208	$5,118	2%
Weighted average service fee – securitized	0.294%	0.299%
Weighted average service fee – third parties	0.358%	0.371%
Weighted average service fee – all loans	0.305%	0.310%
REIT portfolio delinquency of 90 days or more – per unit basis	0.14%	0.07%

Certain amounts in this press release have been rounded for presentation purposes. Calculations appearing herein are based on the actual underlying amounts and may vary from the calculations that would result from use of the rounded amounts.

Post Year-End Events

In January 2006, HomeBanc Mortgage was named number 14 on the 2006 annual Fortune magazine “100 Best Companies to Work For” list. This is the third year the Company has made the list; we were previously ranked number 20 in 2005 and number 39 in 2004.

On February 7, 2006, HomeBanc completed a public offering of 2,000,000 shares of its 10% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25 per share. The first regular quarterly dividend on the preferred stock will be paid on March 31, 2006 to holders of record of the preferred stock as of March 15, 2006.

The Company has appointed Computershare Trust Company, N.A. (“Computershare”), to act as the transfer agent for its common stock, effective March 6, 2006. Computershare also acts as the transfer agent for shares of the Company’s 10% Series A Cumulative Redeemable Preferred Stock. For information on shareholder records, please contact Computershare at 800-697-8199.

Dividend Reinvestment and Stock Purchase Plan

The Company offers a dividend reinvestment and stock purchase plan. Computershare is the administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting Computershare at 800-697-8199.

Conference Call

HomeBanc Corp. will host a conference call on Thursday, March 9, 2006 at 10:30 a.m. Eastern time, to discuss fourth quarter results. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 4588827. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial/Statistical Information and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until March 23, 2006. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available through March 16, 2006. To access this recording, dial 800-642-1687 and conference ID 4588827.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the stability of the Company’s net interest margin; estimated REIT taxable income; statements regarding expectations and guidance of increased mortgage originations for the Company for 2006, total industry mortgage originations for 2006, and growth in the Company’s portfolio of retained mortgage loans; statements regarding validation of our operating model and the Company’s ability to achieve continued success in execution of our strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix and our interest sensitive assets and liabilities; mortgage loan prepayment assumptions and estimated lives of loans; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; risks related to the Company’s execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for loan and contingency losses and other estimates including estimates about loan prepayment rates and the estimates used to value our mortgage servicing rights, and the estimates and assumptions utilized in our hedging strategy; risks inherent in the application of our accounting policies as described in the footnotes to financial statements included in our filings with the SEC; risks of maintaining securities held available for sale whose value must be marked to market in our periodic financial statements; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the Company’s financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 which will be filed with the SEC by March 15, 2006.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
Revenues:
Net interest income:
Interest income	$80,677	$30,087	$248,908	$66,630
Interest expense	(58,670)	(20,735)	(180,219)	(48,777)

Net interest income	22,007	9,352	68,689	17,853
Provision for loan losses	(863)	1,211	949	2,870

Net interest income after provision for loan losses	22,870	8,141	67,740	14,983

Net gain on sale of mortgage loans	7,817	4,487	38,262	38,276
Other revenue	5,717	89	10,868	4,193

Total revenues	36,404	12,717	116,870	57,452
Expenses:
Salaries and associate benefits, net	16,676	13,513	62,925	53,511
Marketing and promotions	8,133	7,205	27,998	24,302
Occupancy and equipment expense	4,070	3,362	15,302	20,234
Depreciation and amortization	2,562	2,451	8,570	6,755
Interest expense, other	—	—	—	869
Minority interest	115	2	312	165
Other operating expense	8,640	5,090	25,261	18,226

Total expenses	40,196	31,623	140,368	124,062

Loss before income taxes	(3,792)	(18,906)	(23,498)	(66,610)
Income tax benefit	(4,140)	(6,804)	(11,863)	(18,277)

Net (loss) income	$348	$(12,102)	$(11,635)	$(48,333)

Net (loss) income per share of common stock outstanding:
Basic	$0.01	$(0.27)	$(0.21)	$(1.99)
Diluted	$0.01	$(0.27)	$(0.21)	$(1.99)
Dividends declared per share of common stock outstanding	$0.28	$0.17	$0.95	$0.29
Weighted average shares of common stock outstanding:
Basic	56,623,420	45,501,117	55,347,812	24,226,970
Diluted	57,683,220	45,501,117	55,347,812	24,226,970

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
Assets
Cash	$41,505	$12,232
Restricted cash	4,405	6,877
Mortgage loans held for sale, net	195,231	252,378
Mortgage loans held for investment, net of allowance of $3,691 and $2,870, respectively	5,449,376	2,937,156
Mortgage servicing rights, net	10,088	5,097
Receivable from custodian	128,641	20,386
Securities available for sale	111,256	—
Securities held to maturity (fair value of $68,628)	68,425	—
Accrued interest receivable	18,284	6,021
Premises and equipment, net	41,672	33,025
Goodwill, net	39,995	39,995
Deferred tax asset, net	23,762	11,973
Other assets	120,072	34,813

Total assets	$6,252,712	$3,359,953

Liabilities and shareholders’ equity
Warehouse lines of credit	$344,269	$333,783
Aggregation credit facilities	118,685	869,429
Repurchase agreements	215,927	—
Loan funding payable	69,405	69,831
Accrued interest payable	6,039	3,385
Other liabilities	103,479	46,596
Collateralized debt obligations	5,026,598	1,785,900
Junior subordinated debentures representing obligations for trust preferred securities	51,547	—

Total liabilities	5,935,949	3,108,924
Minority interest	62	16
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock – par value $.01 per share; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock – par value $.01 per share; 150,000,000 shares authorized; 56,628,969 and 45,501,117 shares issued and outstanding at December 31, 2005 and 2004, respectively	566	455
Additional paid-in capital	336,225	294,809
Accumulated deficit	(57,585)	(45,950)
Treasury stock, at cost (6,647 shares at December 31, 2005)	(69)	—
Unearned compensation	(1,546)	—
Accumulated other comprehensive income	39,110	1,699

Total shareholders’ equity	316,701	251,013

Total liabilities and shareholders’ equity	$6,252,712	$3,359,953

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